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                                                                 EXHIBIT (g)(10)

As of February 28, 2000



VIA UPS OVERNIGHT
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The Chase Manhattan Bank
4 Chase MetroTech Center
Brooklyn, New York  11245

         Attention:  Global Custody Division


  Re: Global Custody Agreement, Effective May 1, 1996, as amended November 20, 1997 between The Chase Manhattan Bank and those registered investment companies (and on behalf of certain series thereof), listed on Schedule A and Appendix A, respectively, attached thereto ("Agreement")
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Ladies and Gentlemen:

Pursuant to the provisions of Section 1 of the Agreement, the undersigned, on behalf of Delaware Pooled Trust (successor to Delaware Pooled Trust, Inc.) for the benefit of The All-Cap Growth Equity Portfolio (the "Series") hereby appoints The Chase Manhattan Bank to provide custodial services for the Series under and in accordance with the terms of the Agreement and accordingly, requests that the Series be added to Schedule A and Appendix A, respectively, to the Agreement effective February 28, 2000. Kindly acknowledge your agreement to provide such services and to add the Series to Schedule A and Appendix A, respectively, to the Agreement by signing in the space provided below.

                                   DELAWARE POOLED TRUST
                                   on behalf of The All-Cap Growth Equity
                                   Portfolio


                                   By:/s/David K. Downes
                                         David K. Downes
                                         Its: President, Chief Executive Officer
                                              Chief Financial Officer


AGREED:

THE CHASE MANHATTAN BANK


By:/s/Rosemary M. Stidmon
Its: Vice President